Exhibit 99.1

FOR RELEASE

Date: July 23, 2025

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Nick Barzee
SVP & CFO
(518) 943-2600
nickb@tbogc.com

Greene County Bancorp, Inc. Reports Record High Net Income of $31.1 Million for the Fiscal Year Ended
June 30, 2025, Announces Plans to Expand into Saratoga County

Catskill, N.Y. – July 23, 2025 - Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for the Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter and fiscal year ended June 30, 2025. Net income for the quarter and fiscal year ended June 30, 2025 was $9.3 million, or $0.55 per basic and diluted share, and $31.1 million, or $1.83 per basic and diluted share, respectively, as compared to $6.7 million, or $0.40 per basic and diluted share, and $24.8 million, or $1.45 per basic and diluted share, for the quarter and fiscal year ended June 30, 2024, respectively. Net income increased $2.6 million, or 38.6%, when comparing the quarters ended June 30, 2025 and 2024, and increased $6.3 million, or 25.7%, when comparing the fiscal years ended June 30, 2025 and 2024.

Highlights:
•	Net Income: $31.1 million for the fiscal year ended June 30, 2025, a new record high
•	Total Assets: $3.0 billion at June 30, 2025, a new record high
•	Net Loans: $1.6 billion at June 30, 2025, a new record high
•	Total Deposits: $2.6 billion at June 30, 2025
•	Return on Average Assets: 1.10% for the fiscal year ended June 30, 2025
•	Return on Average Equity: 14.08% for the fiscal year ended June 30, 2025

Donald Gibson, President & CEO stated: “I am pleased to report record high net income for the fiscal year ended June 30, 2025, marking 16 years of the past 17 years that our Company has achieved record earnings. This sustained performance is a testament to our disciplined business model, strong community partnerships and exceptional execution of our team. As we look ahead, we are excited to announce plans to expand into Saratoga County with our first branch in that market area, expanding our geographic footprint from five to six counties within New York State, and further strengthening our position as the leading economic engine of the communities we serve. Additionally, we are honored to be recognized by the Albany Business Review, first as one of the Capital Regions 11 fastest growing large companies, defined as those with revenue exceeding $100.0 million, and second, on July 17, 2025, we ranked as the number one commercial mortgage lender in New York’s Capital Region for commercial loan volume in 2024. I believe the distinction reflects our financial strength and our long-term commitment to organic growth that benefits customers, communities and shareholders alike.”

Total consolidated assets for the Company were $3.0 billion at June 30, 2025, primarily consisting of $1.6 billion of net loans and $1.1 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.6 billion at June 30, 2025, consisting of retail, business, municipal and private banking relationships.

Pre-provision net income was $32.5 million for the year ended June 30, 2025 as compared to $25.5 million for the year ended June 30, 2024, an increase of $7.0 million, or 27.1%. Pre-provision net income measures the Company’s net income less the provision for credit losses. Management believes that this non-GAAP measure assists investors in comprehending the impact of the provision for credit losses on the Company’s reported results, offering an alternative view of the Company’s performance and the Company’s ability to generate income in excess of its provision for credit losses.  The Company strategically managed its balance sheet by focusing on higher-yielding loans and securities, and lowering deposit rates to align with the Federal Reserve’s recent interest rate cuts. This resulted in a higher net interest margin for the year ended June 30, 2025 as compared to the year ended June 30, 2024. The Company will continue to monitor the Federal Reserve and interest rates paid on deposits, while maintaining our long-term customer relationships.

Selected highlights for the quarter and fiscal year ended June 30, 2025 are as follows:

Net Interest Income and Margin
•
Net interest income increased $3.8 million to $16.7 million for the three months ended June 30, 2025 from $12.9 million for the three months ended June 30, 2024. Net interest income increased $9.1 million to $60.1 million for the year ended June 30, 2025 from $51.0 million for the year ended June 30, 2024. The increase in net interest income was due to an increase in the average balance of interest-earning assets which increased $219.0 million and $170.7 million when comparing the three months and years ended June 30, 2025 and 2024, respectively, an increase in interest rates on interest-earning assets, which increased 16 basis points and 26 basis points when comparing the three months and years ended June 30, 2025 and 2024, respectively, and a decrease of 26 basis points in rates paid on interest-bearing liabilities when comparing the three months ended June 30, 2025 and 2024. The increase in net interest income was offset by increases in the average balance of interest-bearing liabilities, which increased $203.4 million and $168.3 million when comparing the three months and years ended June 30, 2025 and 2024, respectively, and an increase of 4 basis points in rates paid on interest-bearing liabilities when comparing the years ended June 30, 2025 and 2024.

Average loan balances increased $145.9 million and $96.6 million and the yield on loans increased 18 basis points and 23 basis points when comparing the three months and years ended June 30, 2025 and 2024, respectively. The average balance of securities increased $87.0 million and $79.1 million and the yield on such securities increased 24 basis points and 36 basis points when comparing the three months and years ended June 30, 2025 and 2024, respectively. Average interest-bearing bank balances and federal funds decreased $13.8 million and $5.0 million and the yield on interest-bearing bank balances and federal funds decreased 172 basis points and 36 basis points when comparing the three months and years ended June 30, 2025 and 2024, respectively.

The cost of NOW deposits decreased 34 basis points and 2 basis points, the cost of certificates of deposit decreased 81 basis points and 21 basis points, and the cost of savings and money market deposits decreased 1 basis point and increased 7 basis points when comparing the three months and years ended June 30, 2025 and 2024, respectively. The growth in interest-bearing liabilities was primarily due to an increase in average NOW deposits of $178.0 million and $135.1 million and an increase in average certificates of deposits of $75.0 million and $62.7 million when comparing the three months and years ended June 30, 2025 and 2024, respectively.  This was partially offset by a decrease in average savings and money market deposits of $15.0 million and $22.8 million when comparing the three months and years ended June 30, 2025 and 2024, respectively. Yields on interest-earning assets increased when comparing the three months and years ended June 30, 2025 and 2024 as the Company continued to reprice assets into the higher interest rate environment.  During the year ended June 30, 2025, the Company implemented a strategic reduction in deposit rates that aligns with the Federal Reserve’s rate cuts, while providing competitive financial solutions to the Company’s customers that reflect the prevailing economic conditions, while growing new relationships.

•
Net interest rate spread increased 42 basis points to 2.14% for the three months ended June 30, 2025, compared to 1.72% for the three months ended June 30, 2024. Net interest rate spread increased 22 basis points to 1.97% for the year ended June 30, 2025, compared to 1.75% for the year ended June 30, 2024.

Net interest margin increased 40 basis points to 2.37% for the three months ended June 30, 2025, compared to 1.97% for the three months ended June 30, 2024. Net interest margin increased 21 basis points to 2.19% for the year ended June 30, 2025, compared to 1.98% for the year ended June 30, 2024. The increase in net interest rate spread and margin during the three months and year ended June 30, 2025, was due to increases in interest income on loans and securities, as they continue to reprice at higher yields and the interest rates earned on new balances were higher than the historic low levels from the prior periods.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.67% and 2.24% for the three months ended June 30, 2025 and 2024, respectively, and was 2.47% and 2.25% for the years ended June 30, 2025 and 2024, respectively.

Credit Quality and Provision for Credit Losses
•
Provision for credit losses amounted to a benefit of $880,000 and $151,000 for the three months ended June 30, 2025 and 2024, respectively. The benefit for the three months ended June 30, 2025 was primarily attributable to an improvement in the qualitative factors assessments on loans, partially offset by a modest deterioration in the economic forecasts used in the Current Expected Credit Loss models on loans as of June 30, 2025, and growth in securities held-to-maturity that require an allowance. Provision for credit losses amounted to a charge of $1.3 million and $766,000 for the years ended June 30, 2025 and 2024, respectively. The provision for the year ended June 30, 2025, was primarily attributable to growth in gross loans, a modest deterioration in the economic forecasts used in the Current Expected Credit Loss models on loans as of June 30, 2025 and growth in securities held-to-maturity that require an allowance, partially offset by an improvement in the qualitative factors assessments on loans. The allowance for credit losses on loans to total loans receivable was 1.24% at June 30, 2025 compared to 1.28% at June 30, 2024.

•
Loans classified as substandard and special mention totaled $45.4 million at June 30, 2025 and $48.6 million at June 30, 2024, a decrease of $3.2 million. Of the loans classified as substandard or special mention, $42.1 million were performing at June 30, 2025. There were no loans classified as doubtful or loss at June 30, 2025 or June 30, 2024.

•
Net charge-offs on loans amounted to $44,000 and $1.0 million for the three months ended June 30, 2025 and 2024, respectively, a decrease of $956,000. Net charge-offs totaled $349,000 and $1.4 million for years ended June 30, 2025 and 2024, respectively. There were no material charge-offs in any loan segment during the three months and year ended June 30, 2025.

•
Nonperforming loans amounted to $3.1 million at June 30, 2025 and $3.7 million at June 30, 2024. The activity in nonperforming loans during the period included $2.6 million in loan repayments, $128,000 in charge-offs or transfers to foreclosure, $67,000 in loans returning to performing status, and $2.1 million of loans placed into nonperforming status. At June 30, 2025, nonperforming assets were 0.10% of total assets compared to 0.13% at June 30, 2024. At June 30, 2025, nonperforming loans were 0.19% of net loans compared to 0.25% at June 30, 2024.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $46,000, or 1.2%, to $3.8 million for the three months ended June 30, 2025 compared to $3.7 million for the three months ended June 30, 2024. The increase during the three months ended June 30, 2025 was primarily due to a $128,000 increase in fee income earned on customer interest rate swap contracts. This was partially offset by a $152,000 decrease of investment services income.  Noninterest income increased $1.3 million, or 9.5%, to $15.2 million for the year ended June 30, 2025 compared to $13.9 million for the year ended June 30, 2024. The increase during the year ended June 30, 2025 was primarily due to a $610,000 Employee Retention Tax Credit, an increase in fee income earned on customer interest rate swap contracts of $528,000, loan fees of $242,000, service charge account fees of $235,000, and income from bank owned life insurance of $363,000. This was partially offset by a $665,000 loss on sales of securities available-for-sale.

•
Noninterest expense increased $497,000, or 5.0%, to $10.4 million for the three months ended June 30, 2025 compared to $9.9 million for the three months ended June 30, 2024. The increase during the three months ended June 30, 2025 was primarily due to a $204,000 increase in service and data processing fees and a $170,000 increase in computer and software supplies. Noninterest expense increased $2.1 million, or 5.6%, to $39.4 million for the year ended June 30, 2025 as compared to $37.3 million for the year ended June 30, 2024. The increase during the year ended June 30, 2025 was primarily due to an increase of $579,000 in salaries and employee benefit costs, as new positions were created during the period to support the Company’s continued growth, an increase of $544,000 in service and data processing fees, an increase of $796,000 in the allowance for credit losses on unfunded commitments, due to the Company’s increased contractual obligations to extend credit, and an increase of $183,000 in occupancy expenses mostly due to repairs and maintenance on the Company’s buildings. This was partially offset by a decrease of $164,000 in legal and professional fees during the year ended June 30, 2025.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given period and certain regulatory requirements. The effective tax rate was 14.8% and 10.2% for the three months and year ended June 30, 2025, and 1.4% and 7.6% for the three months and year ended June 30, 2024, respectively. The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, income received on the bank owned life insurance and tax credits, to arrive at the effective tax rate. The increase during the three months and year ended June 30, 2025 is primarily due to higher pre-tax income and reflects a lower mix of tax-exempt income from municipal bonds, tax advantage loans, and bank owned life insurance in proportion to pre-tax income. Additionally, the Company was able to recognize historic preservation tax credits on the Company’s wealth management center, located at 345 Main Street, in Catskill New York for the year ended June 30, 2024.

Balance Sheet Summary
•	Total assets of the Company were $3.0 billion at June 30, 2025 and $2.8 billion at June 30, 2024, an increase of $214.8 million, or 7.6%.

•
Total cash and cash equivalents for the Company were $183.1 million at June 30, 2025 and $190.4 million at June 30, 2024. The Company has continued to maintain strong capital and liquidity positions as of June 30, 2025.

•
Securities available-for-sale and held-to-maturity increased $91.9 million, or 8.8%, to $1.1 billion at June 30, 2025 as compared to $1.0 billion at June 30, 2024. Securities purchases totaled $444.2 million during the year ended June 30, 2025, and consisted primarily of $308.5 million of state and political subdivision securities, $88.4 million of mortgage-backed securities, $24.7 million of U.S. Treasury securities, $16.7 million of collateralized mortgage obligations, and $5.9 million of corporate debt securities. Principal pay-downs and maturities during the year ended June 30, 2025 amounted to $353.5 million, primarily consisting of $258.7 million of state and political subdivision securities, $58.0 million of U.S. Treasury securities, $32.7 million of mortgage-backed securities, $2.8 million of collateralized mortgage obligations and $1.3 million of corporate debt securities. Sales during the year ended June 30, 2025 amounted to $6.7 million of U.S. Treasury securities.

•
Net loans receivable increased $127.0 million, or 8.6%, to $1.6 billion at June 30, 2025 as compared to $1.5 billion at June 30, 2024. Loan growth experienced during the year ended June 30, 2025 consisted primarily of $117.9 million in commercial real estate loans, $5.5 million in commercial loans, and $4.9 million in home equity loans.

•
Deposits totaled $2.6 billion at June 30, 2025 and $2.4 billion at June 30, 2024, an increase of $250.6 million, or 10.5%. The Company had $51.6 million and zero brokered deposits at June 30, 2025 and June 30, 2024, respectively. NOW deposits increased $192.6 million, or 10.9%, and certificates of deposits increased $89.7 million, or 64.8%, when comparing June 30, 2025 and June 30, 2024. Noninterest bearing deposits decreased $15.3 million, or 12.2%, money market deposits decreased $10.5 million, or 9.3%, and savings deposits decreased $5.9 million, or 2.3%, when comparing June 30, 2025 and June 30, 2024.

•
Borrowings amounted to $128.1 million at June 30, 2025 compared to $199.1 million at June 30, 2024, a decrease of $71.0 million. At June 30, 2025, borrowings included $74.0 million of overnight borrowings with the Federal Home Loan Bank of New York (“FHLB”), $49.9 million of Fixed-to-Floating Rate Subordinated Notes, and $4.2 million of long-term borrowings with the FHLB.

•
Shareholders’ equity increased to $238.8 million at June 30, 2025 compared to $206.0 million at June 30, 2024, resulting primarily from net income of $31.1 million and a decrease in accumulated other comprehensive loss of $6.2 million, partially offset by dividends declared and paid of $4.5 million.

Corporate Overview

Greene County Bancorp, Inc. is the holding company for the Bank of Greene County, and its subsidiary Greene County Commercial Bank. The Company is the leading provider of community-based banking services throughout the Hudson Valley and Capital Region of New York State. Its customers include individuals, businesses, municipalities and other institutions. Greene County Bancorp, Inc. (GCBC) is publicly traded on the Nasdaq Capital Market and is dedicated to promoting economic development and a high quality of life in the communities it serves. For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

Forward-Looking Statements

This earnings release contains statements about future events that constitute forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by references to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “could,” “plan,” and other similar terms of expressions.  Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, many of which are beyond the Company’s control. These risks, uncertainties and other factors may cause the actual results, performance or achievements expressed in, or implied by, the forward-looking statements to differ materially from those contemplated by the forward-looking statements.  Factors that may cause such a difference include, but are not limited to, local, regional, national and international general economic conditions, including actual or potential stress in the banking industry, financial and regulatory changes, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, changes in customer deposit behavior, and market acceptance of the Company’s pricing, products and services.

The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advises readers that various factors, including, but not limited to, those described above and other factors discussed in the Company’s annual and quarterly reports previously filed with the Securities and Exchange Commission, could affect the Company’s financial performance and could cause the Company’s actual results or circumstances for future periods to differ materially from those anticipated or projected.

Unless required by law, the Company does not undertake, and specifically disclaims any obligations to, publicly release any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For more information, please see our reports filed with the United States Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

Non-GAAP Measures

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules.

The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment and pre-provision net income. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. Refer to the tables on page 9 for Non-GAAP to GAAP reconciliations.

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months		At or for the Years
	Ended June 30,		Ended June 30,
Dollars in thousands, except share and per share data	2025	2024	2025	2024
Interest income	$30,739	$27,328	$117,705	$103,664
Interest expense	14,033	14,471	57,584	52,685
Net interest income	16,706	12,857	60,121	50,979
Provision for credit losses	(880)	(151)	1,316	766
Noninterest income	3,765	3,719	15,233	13,908
Noninterest expense	10,394	9,897	39,372	37,302
Income before taxes	10,957	6,830	34,666	26,819
Tax provision	1,624	98	3,528	2,050
Net income	$9,333	$6,732	$31,138	$24,769

Basic and diluted EPS	$0.55	$0.40	$1.83	$1.45
Weighted average shares outstanding	17,026,828	17,026,828	17,026,828	17,026,828
Dividends declared per share (4)	$0.09	$0.08	$0.36	$0.32

Selected Financial Ratios
Return on average assets(1)	1.28%	1.00%	1.10%	0.93%
Return on average equity(1)	15.98%	13.36%	14.08%	12.87%
Net interest rate spread(1)	2.14%	1.72%	1.97%	1.75%
Net interest margin(1)	2.37%	1.97%	2.19%	1.98%
Fully taxable-equivalent net interest margin(2)	2.67%	2.24%	2.47%	2.25%
Efficiency ratio(3)	50.77%	59.71%	52.25%	57.49%
Non-performing assets to total assets			0.10%	0.13%
Non-performing loans to net loans			0.19%	0.25%
Allowance for credit losses on loans to non-performing loans			658.37%	516.20%
Allowance for credit losses on loans to total loans			1.24%	1.28%
Shareholders’ equity to total assets			7.85%	7.29%
Dividend payout ratio(4)			19.67%	22.07%
Actual dividends paid to net income(5)			14.37%	13.08%
Book value per share			$14.03	$12.10

(1) Ratios are annualized when necessary.
(2) Interest income calculated on a taxable-equivalent basis (non-GAAP) includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.
(3) The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4) The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
(5) Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the three months ended June 30, 2023, December 31, 2023, March 31, 2024, June 30, 2024, March 31, 2025 and June 30, 2025. Dividends declared during the three months ended September 30, 2023, September 30, 2024, and December 31, 2024 were paid to the MHC.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At June 30, 2025	At June 30, 2024
Dollars In thousands, except share data
Assets
Cash and due from banks	$12,788	$13,897
Interest-bearing deposits	170,290	176,498
Total cash and cash equivalents	183,078	190,395

Long term certificate of deposit	1,425	2,831
Securities available-for-sale, at fair value	356,062	350,001
Securities held-to-maturity, at amortized cost, net of allowance for credit losses of $548 and $483 at June 30, 2025 and June 30, 2024	776,147	690,354
Equity securities, at fair value	402	328
Federal Home Loan Bank stock, at cost	5,504	7,296

Loans receivable	1,627,406	1,499,473
Less: Allowance for credit losses on loans	(20,146)	(19,244)
Net loans receivable	1,607,260	1,480,229

Premises and equipment, net	15,232	15,606
Bank owned life insurance	59,795	57,249
Accrued interest receivable	16,381	14,269
Prepaid expenses and other assets	19,323	17,230
Total assets	$3,040,609	$2,825,788

Liabilities and shareholders’ equity
Noninterest bearing deposits	$110,163	$125,442
Interest bearing deposits	2,529,672	2,263,780
Total deposits	2,639,835	2,389,222

Borrowings, short-term	74,000	115,300
Borrowings, long-term	4,189	34,156
Subordinated notes payable, net	49,867	49,681
Accrued expenses and other liabilities	33,881	31,429
Total liabilities	2,801,772	2,619,788
Total shareholders’ equity	238,837	206,000
Total liabilities and shareholders’ equity	$3,040,609	$2,825,788
Common shares outstanding	17,026,828	17,026,828
Treasury shares	195,852	195,852

The above information is preliminary and based on the Company’s data available at the time of presentation.

Non-GAAP to GAAP Reconciliations

The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended June 30,		For the years ended June 30,
(Dollars in thousands)	2025	2024	2025	2024
Net interest income (GAAP)	$16,706	$12,857	$60,121	$50,979
Tax-equivalent adjustment(1)	2,130	1,740	7,679	6,791
Net interest income-fully taxable-equivalent basis (non-GAAP)	$18,836	$14,597	$67,800	$57,770

Average interest-earning assets (GAAP)	$2,824,952	$2,605,966	$2,739,472	$2,568,756
Net interest margin-fully taxable-equivalent basis (non-GAAP)	2.67%	2.24%	2.47%	2.25%

 (1) Interest income calculated on a taxable-equivalent basis (non-GAAP) includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three and twelve months ended June 30, 2025 and 2024, 4.44% for New York State income taxes for the three and twelve months ended June 30, 2025 and 2024.

The following table summarizes the adjustments made to arrive at pre-provision net income.

	For the three months ended June 30,
(Dollars in thousands)	2025	2024
Net income (GAAP)	$9,333	$6,732
Provision for credit losses	(880)	(151)
Pre-provision net income (non-GAAP)	$8,453	$6,581

	For the years ended June 30,
(Dollars in thousands)	2025	2024
Net income (GAAP)	$31,138	$24,769
Provision for credit losses	1,316	766
Pre-provision net income (non-GAAP)	$32,454	$25,535

The above information is preliminary and based on the Company’s data available at the time of presentation.